SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM N-8A

                       NOTIFICATION OF REGISTRATION FILED
                            PURSUANT TO SECTION 8(a)
                      OF THE INVESTMENT COMPANY ACT OF 1940

         The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

                                      Name:
                                 PSS PEPS Trust

                      Address of Principal Business Office
                    (Number & Street, City, State Zip Code):
                            c/o Puglisi & Associates
                               850 Library Avenue
                                    Suite 204
                             Newark, Delaware 19715

                                Telephone Number
                             (including area code):
                                 (302) 738-6680

                    Name and address of agent for service of
                                    process:
                     Donald J. Puglisi, Puglisi & Associates
                               850 Library Avenue
                                    Suite 204
                             Newark, Delaware 19715

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of form N-8A: YES
[X] NO [ ]






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                                   SIGNATURES

         Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf of the city of New York and state of New York as of the 27th day of August, 1999.


                              Signature: PSS PEPS Trust
                              (Name of Registrant)


                              By:  /s/ Donald J. Puglisi
                              -------------------------------------
                              Name:  Donald J. Puglisi
                              Title: Trustee




Attest:  /s/ Joyce E. Heinzerling
         ---------------------------
         Name:  Joyce E. Heinzerling
         Title: